As filed with the Securities and Exchange Commission on January 23, 2007
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8
 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	41-0857886
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4201 Woodland Road
Circle Pines, MN 55014
(763)-225-6637
(Address of Registrant’s Principal Executive Office) (Zip Code)

Northern Technologies International Corporation 2007 Stock Incentive Plan
(Full title of the plan)

Matthew C. Wolsfeld
Chief Financial Officer and Corporate Secretary
Northern Technologies International Corporation
4201 Woodland Road
Circle Pines, MN 55014
(763)-225-6637
(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies requested to:

Amy E. Culbert, Esq.
Oppenheimer Wolff & Donnelly LLP
45 South Seventh Street, Suite 3300
Minneapolis, Minnesota 55402-1509
(612) 607-7287

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, par value $0.02 per share	400,000 shares	$7.46	$2,984,000	$319.29

(1)

The number of shares of common stock, par value $0.02 per share (“Common Stock”), stated above consists of the aggregate number of shares which may be issued under the Northern Technologies International Corporation 2007 Stock Incentive Plan (the “Plan”).  The maximum number of shares of Common Stock that may be issued under the Plan is subject to adjustment in accordance with certain provisions of the Plan.  Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), to the extent additional shares of Common Stock may be issued or issuable as a result of a stock split or other distribution declared at any time by the Board of Directors while this Registration Statement is in effect, this Registration Statement is hereby deemed to cover all such additional shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(h) under the Securities Act on the basis of the average high and low reported sales prices of Northern Technologies International Corporation’s common stock on January 23, 2007, as reported on the American Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2007 Stock Incentive Plan of Northern Technologies International Corporation, a Delaware corporation (the “Company” or the “Registrant”), as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

          The following documents previously filed by the Company with the Commission are incorporated by reference into this Registration Statement:

(a)	Annual Report on Form 10-KSB for the year ended August 31, 2006;

(b)	Quarterly Report on Form 10-QSB for the quarter ended November 30, 2006;

(c)	All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since August 31, 2006; and

(d)

The description of the Company’s Common Stock contained in its Registration Statement on Form 10 (File No 0-19331), including any amendments or reports filed for the purpose of updating such description.

          In addition, all documents filed with the Commission by the Company (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the time of filing of such documents.

          Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

          Not applicable.  The Company’s Common Stock to be offered pursuant to this Registration Statement has been registered under Section 12 of the Exchange Act as described in Item 3 of this Part II.

Item 5.  Interests of Named Experts and Counsel

          Not applicable.

Item 6.  Indemnification of Directors and Officers

          Under the Delaware General Corporation Law (“DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees) that are actually and reasonably incurred by such person, and judgments, fines and amounts paid in settlement of such action, provided that such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.

          Although the DGCL permits a corporation to indemnify any person referred to above against expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such expenses as the court deems proper.  The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.  The DGCL also provides for mandatory indemnification of any present or former director or officer against expenses to the extent such person has been successful in any proceeding covered by the statute.

          In addition, the DGCL provides that, to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred in connection therewith; that indemnification provided for by the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another.

          The DGCL also allows a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against or incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under the DGCL.

          Article VII of the Company’s Certificate of Incorporation, as amended, provides that each director and officer, past or present, of the Company, and their respective heirs, administrators and executors, shall be indemnified by the Company in accordance with, and to the fullest extent provided by, the provisions of the Delaware General Corporation Law as they may from time to time be amended.

          Additionally, Article VII of the Company’s Amended and Restated Bylaws provides that the Company shall indemnify any director, officer or employee against any and all judgments, penalties, fines, amounts paid in settlement and expense incurred or imposed in connection with, or which result from, any proceeding in which such person is or may become involved by reason of being a director, officer or employee.  A proceeding means any actual, threatened or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or other formal claim that could result or has resulted in personal liability, whether civil, criminal, administrative or investigative.  In connection with a proceeding, the Company may advance expenses to the director, officer or employee upon receipt of an undertaking by or on behalf of such person to repay such advance if it shall ultimately be determined that such person is not entitled to indemnification by the Company.  Article VIII gives the Company the express authority to enter into such agreements as the board of directors deems appropriate for the indemnification of present of future directors and officers of the Company.

          The Company maintains directors’ and officers’ liability insurance, including a reimbursement policy in favor of the Company.

          The foregoing represents a summary of the general effect of the Delaware General Corporation Law, the Company’s Certificate of Incorporation, as amended, the Company’s Amended and Restated Bylaws, and any other Company contracts or arrangements relating to indemnification, and is qualified in its entirety by reference to, the terms and provisions of the Delaware General Corporation Law, the Company’s Certificate of Incorporation, as amended, the Company’s Amended and Restated Bylaws, and such other Company contracts or arrangements relating to indemnification.

Item 7.  Exemption from Registration Claimed.

          Not applicable.

Item 8.  Exhibits

          The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description

4.1	Form of the Company’s Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 10 (File No 0-19331))

4.2

Restated Certificate of Incorporation of Northern Technologies International Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-KSB for the fiscal year ended August 31, 2006 (File No 001-11038))

4.3

Amended and Restated Bylaws of Northern Technologies International Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-KSB for the fiscal quarter ended November 30, 2006 (File No. 001-11038))

5.1	Opinion of Oppenheimer Wolff & Donnelly LLP (Filed herewith)

23.1	Consent of Independent Registered Public Accounting Firm (Filed herewith)

23.2	Consent of Oppenheimer Wolff & Donnelly LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to this Registration Statement)

Item 9.  Undertakings

          (a)                  The undersigned Company hereby undertakes as follows to:

(1)	file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii)          reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any additional or changed material information on the plan of distribution.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is included in the periodic reports filed by the Company under the Exchange Act that are incorporated by reference into this Registration Statement.

(2)

for determining liability under the Securities Act, each post-effective amendment will be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3)	file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (b)                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Circle Pines, State of Minnesota, on January 23, 2007.

NORTHER TECHNOLOGIES INTERNATIONAL CORPORATION

By:	/s/ G. Patrick Lynch

G. Patrick Lynch
President and Chief Executive Officer
(principal executive officer)

By:	/s/ Matthew C. Wolsfeld, CPA

Matthew C. Wolsfeld, CPA
Chief Financial Officer and Corporate Secretary
(principal financial and accounting officer)

POWER OF ATTORNEY

          Each person whose signature appears below hereby authorizes and appoints G. Patrick Lynch and Matthew C. Wolsfeld, CPA, or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, their, or his or her, substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ G. Patrick Lynch	President and Chief Executive Officer	January 23, 2007

G. Patrick Lynch

/s/ Matthew C. Wolsfeld, CPA	Chief Financial Officer and Corporate Secretary	January 23, 2007

Matthew C. Wolsfeld, CPA

/s/ Pierre Chenu	Chairman of the Board	January 23, 2007

Pierre Chenu

/s/ Donald A. Kubik, Ph.D.	Chief Technology Officer and Vice Chairman of the Board	January 23, 2007

Donald A. Kubik, Ph.D.

/s/ Dr. Sunggyu Lee	Director	January 23, 2007

Dr. Sunggyu Lee

/s/ Mark Mayers	Director	January 23, 2007

Mark Mayers

/s/ Dr. Ramani Narayan	Director	January 23, 2007

Dr. Ramani Narayan

/s/ Mark J. Stone	Director	January 23, 2007

Mark J. Stone

/s/ Dr. Barry Rosenbaum	Director	January 23, 2007

Dr. Barry Rosenbaum

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION
REGISTRATION STATEMENT ON FORM S-8
EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

4.1	Form of the Company’s Common Stock Certificate	Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 10 (File No 0-19331)

4.2	Restated Certificate of Incorporation of Northern Technologies International Corporation	Incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended August 31, 2006 (File No 001-11038)

4.3	Amended and Restated Bylaws of Northern Technologies International Corporation	Incorporated by reference to Exhibit 3.1 to NTIC’s Quarterly Report on Form 10-QSB for the fiscal quarter ended November 30, 2005 (File No. 001-11038)

5.1	Opinion of Oppenheimer Wolff & Donnelly LLP	Filed herewith

23.1	Consent of Independent Registered Public Accounting Firm	Filed herewith

23.2	Consent of Oppenheimer Wolff & Donnelly LLP	Included as part of Exhibit 5.1

24.1	Power of Attorney	Included on the signature page to this Registration Statement